FIRST SHENANGO BANCORP, INC.

                                   EXHIBIT 11

          Statement Regarding Computation of Primary Earnings Per Share


                                                 Three Months Ended
                                                      March 31,
                                                 1997           1996
                                             ---------------------------
Weighted average common shares outstanding     2,343,098      2,343,098
Net effect of dilutive stock options              79,960         78,435
Average unallocated ESOP shares                  (66,370)       (75,031)
Average MSBP shares in plan reserve              (10,367)        (9,012)
Weighted average treasury shares                (282,872)       (34,120)
                                             ---------------------------
Common stock equivalents                       2,063,449      2,303,370
                                             ===========================
Net earnings                                 $ 1,137,444    $   948,583
                                             ===========================
Per share amount                             $      0.55    $      0.41
                                             ===========================


Earnings per share have been computed based on the treasury stock method in using average market price for the common stock equivalents.

The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.